Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

WESTERN REFINING, INC.,

WESTERN REFINING SOUTHWEST, INC.,

WESTERN REFINING LOGISTICS GP, LLC

and

WESTERN REFINING LOGISTICS, LP

dated as of

October 30, 2015

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	8

2.1	Contributions	8
2.2	Consideration	8
2.3	Assumed Liabilities	8
2.4	Excluded Liabilities	8
2.5	Transaction Taxes	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF WESTERN AND WRSW	9

3.1	Organization and Existence	9
3.2	Authority and Approval; Enforceability	9
3.3	No Conflict	9
3.4	Consents	10
3.5	Laws and Regulations; Litigation	10
3.6	Environmental Matters	11
3.7	Contributed Assets	11
3.8	Permits	13
3.9	Insurance	13
3.10	Brokerage Arrangements	13
3.11	Investment	13
3.12	Taxes	14
3.13	Financial Statements	14
3.14	Material Contracts	15
3.15	No Adverse Changes	16
3.16	Management Projections	16
3.17	Absence of Undisclosed Liabilities	16
3.18	FERC and Common Carrier Requirements	16
3.19	No Other Representations or Warranties; Schedules	17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	17

4.1	Organization and Existence	17
4.2	Authority and Approval; Enforceability	17
4.3	No Conflict	17
4.4	Delivery of Fairness Opinion	18
4.5	Brokerage Arrangements	18
4.6	New Common Units and New TexNew Mex Units	18
4.7	Available Funds	18
4.8	No Other Representations or Warranties; Schedules	18

ARTICLE V	COVENANTS, ETC.	19

5.1	Financial Statements; Financing Cooperation	19
5.2	Independent Investigation	19
5.3	Post-Effective Time Receivables and Payments	19
5.4	Further Assurances	20
5.5	Tax Covenants	20

-i-

5.6	Consents	21
5.7	Permits	22
5.8	Tariff Filings and Interconnections	22
5.9	Operational Services Agreement	22

ARTICLE VI	DELIVERIES	22

6.1	Deliveries by Western	22
6.2	Deliveries by the Partnership	23

ARTICLE VII	INDEMNIFICATION	23

7.1	Indemnification of Western and Other Parties	23
7.2	Indemnification of the Partnership and other Parties	24
7.3	Demands	24
7.4	Right to Contest and Defend	24
7.5	Cooperation	25
7.6	Right to Participate	25
7.7	Reimbursements	25
7.8	Limitations on Indemnification	25
7.9	Survival	26
7.10	Sole Remedy	26
7.11	Express Negligence Rule	27
7.12	Consideration Adjustment	27
7.13	Knowledge	27
7.14	Materiality	27

ARTICLE VIII	MISCELLANEOUS	27

8.1	Expenses	27
8.2	Notices	27
8.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	28
8.4	Arbitration	29
8.5	Public Statements	29
8.6	Form of Payment	29
8.7	Entire Agreement; Amendments and Waivers	29
8.8	Binding Effect and Assignment	30
8.9	Severability	30
8.10	Interpretation	30
8.11	Headings and Schedules	31
8.12	Counterparts	31
8.13	Determinations by the Partnership	31

-ii-

EXHIBITS AND SCHEDULES

Exhibit A	Map of the TexNew Mex Pipeline
Exhibit B	Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Second A&R Partnership Agreement
Exhibit D	Amendment to the Pipeline and Gathering Services Agreement
Exhibit E	Termination to the License Agreement
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Persons
Schedule 3.3	Non-Contravention
Schedule 3.4	Consents
Schedule 3.5	Litigation
Schedule 3.7(b)-1	Real Property
Schedule 3.7(b)-2	Liens
Schedule 3.8	Permits
Schedule 3.12(c)	Tax Audits
Schedule 3.12(d)	Tax Waivers
Schedule 3.14(a)	Material Contracts
Schedule 3.15	Adverse Changes
Schedule 4.3	Non-Contravention

-iii-

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of October 30, 2015 by and among Western Refining, Inc., a Delaware corporation (“Western”), Western Refining Southwest, Inc., an Arizona corporation (“WRSW”), Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), and Western Refining Logistics GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”). Western, WRSW, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, WRSW owns an approximate 375-mile segment of the FERC-regulated pipeline extending from the Partnership’s crude oil station in Star Lake, New Mexico in the Four Corners region to the Partnership’s T Station in Eddy County, New Mexico as set forth on Exhibit A attached hereto (such pipeline segment is referred to herein as the “TexNew Mex Pipeline”);

WHEREAS, WRSW owns a 80,000 barrel crude oil storage tank located at the Partnership’s crude oil pumping station in Star Lake, New Mexico (the “Star Lake Storage Tank”);

WHEREAS, Western intends to cause WRSW to contribute the TexNew Mex Pipeline and the Star Lake Storage Tank to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the General Partner will execute and deliver a Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form of Exhibit C attached hereto (the “Second A&R Partnership Agreement”), which will provide for the creation and issuance of the TexNew Mex Units (as defined herein);

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has (i) received an opinion of Evercore Group, L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by the Partnership as consideration for the Contributed Assets (as defined herein) pursuant to this Agreement is fair to the Partnership and the common unitholders of the Partnership (other than the General Partner and its Affiliates) from a financial point of view and (ii) found the transactions contemplated by the Transaction Documents to be in the best interests of the Partnership and the unitholders of the Partnership (other than the General Partner and its Affiliates) and, subsequently, the Conflicts Committee has approved the transactions contemplated by the Transaction Documents; and

WHEREAS, immediately upon the execution and delivery of this Agreement, on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Western and WRSW, the term “Affiliate” shall not include (i) any member of the Partnership Group or (ii) NT InterHoldCo LLC, a Delaware limited liability company, or its Subsidiaries, and (b) with respect to the Partnership Group, the term “Affiliate” shall exclude Western and its Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amendment to the Pipeline and Gathering Services Agreement” means that certain Amendment to the Pipeline and Gathering Services Agreement in the form attached as Exhibit D hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet Date” has the meaning set forth in Section 3.13(a).

“Bill of Sale, Assignment and Assumption Agreement” means that certain Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B hereto.

“Books and Records” means (a) all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists and supplier lists related to the TexNew Mex Pipeline or the Star Lake Storage Tank; and (b) all operating cost data related to the TexNew Mex Pipeline maintained in accordance with the FERC Uniform System of Accounts, including, but not limited to, data regarding original cost of the assets, remaining undepreciated rate base, applicable depreciation rates for the TexNew Mex Pipeline, operating revenues and expenses, throughput and any other information bearing on the cost of service; which in each case are within the possession or control of WRSW or its Affiliates (in whatever form stored or retained) and relate to the construction, ownership, use, maintenance and operation of the TexNew Mex Pipeline, provided, however, that the foregoing shall not include: (i) any business plans, strategies and financial records which address or reflect activities not relating to the Contributed Assets; or (ii) any of Western’s or its WRSW’s company minute books and records, tax returns (other than tax returns relating solely to the Contributed Assets), or any other materials which do not pertain to the Contributed Assets.

“Cap” has the meaning set forth in Section 7.8(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 6.1(d).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Conveyances” has the meaning set forth in Section 6.1(e).

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement.

“Contributed Assets” means the TexNew Mex Contributed Assets and the Star Lake Storage Tank Assets.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Creditors’ Rights” has the meaning set forth in Section 3.2.

“Damages” has the meaning set forth in Section 7.1.

“De Minimis Claim” has the meaning set forth in Section 7.8(a).

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

“Deductible” has the meaning set forth in Section 7.8(a)(i).

“Dispute” has the meaning set forth in Section 8.4.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Environmental Deductible” has the meaning set forth in Section 7.8(a)(ii).

“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of the environment, natural resource or human health and safety, or imposing liability or standards of conduct concerning any handling or transportation of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Financial Statements” has the meaning set forth in Section 3.13(a).

“Fundamental Representations” means the representations and warranties of Western or WRSW set forth in Sections 3.1(a), 3.2, 3.10 and 3.11.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Indemnity Claim” has the meaning set forth in Section 7.3.

“Interim Financial Statements” has the meaning set forth in Section 3.13(a).

“JAMS” has the meaning set forth in Section 8.4.

“Knowledge of Western”, “Western’s Knowledge” and any variations thereof or words to the same effect means the actual knowledge, after reasonable inquiry, of the persons set forth on Schedule 1.1(b).

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

“License Agreement” means that certain Facility License, dated June 1, 2014, between WRP, as licensor, and WRSW, as licensee, relating to the license granted to WRSW to construct the Star Lake Storage Tank.

“Liability” or “Liabilities” means any direct or indirect liability, obligation, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the Contributed Assets, in the aggregate, or the financial condition, liabilities or results of operations of the business relating to the Contributed Assets, taken as a whole, (b) materially adversely affects, or could reasonably be expected to materially adversely affect, Western’s or WRSW’s, as the case may be, ability to satisfy its obligations under the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.14(a).

“New Common Units” has the meaning set forth in Section 2.2.

“New TexNew Mex Units” has the meaning set forth in Section 2.2.

“Omnibus Agreement” means that certain Omnibus Agreement, by and among Western, the Partnership, the General Partner and the other parties thereto, dated as of October 16, 2013.

“Operational Services Agreement” means that certain Operational Services Agreement, by and among WRSW, WRCLP and the Partnership, dated as of October 16, 2013.

“OpCo” has the meaning set forth in Section 2.1(b).

“OpCo GP” has the meaning set forth in Section 2.1(b).

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership.

“Partnership Fundamental Representations” means the representations and warranties of the Partnership or the General Partner set forth in Sections 4.1(a), 4.2, 4.5 and 4.6.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 7.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.7(b).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pipeline and Gathering Services Agreement” means that certain Pipeline and Gathering Services Agreement, dated October 16, 2013, by and among WRCLP, WRSW and WRP.

“Real Property” has the meaning set forth in Section 3.7(b).

“Required Rights” has the meaning set forth in Section 3.7(e)(i).

“Second A&R Partnership Agreement” has the meaning set forth in the recitals.

“Securities Act” has the meaning set forth in Section 3.11.

“Straddle Period” has the meaning set forth in Section 5.5(b).

“Star Lake Storage Tank” has the meaning set forth in the recitals.

“Star Lake Storage Tank Assets” means the Star Lake Storage Tank, together with all Contracts, Real Property, rights-of-way, easements, permits, Books and Records and other assets (other than Excluded Assets) which are necessary to and primarily used by WRSW and its Affiliates in connection with the ownership and operation of the Star Lake Storage Tank. For the avoidance of doubt, Star Lake Storage Tank Assets shall not include any crude oil or other inventory located at the Star Lake Storage Tank.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to Western or WRSW, the term “Subsidiary” shall not include (A) any member of the Partnership Group or (B) NT InterHoldCo LLC, a Delaware limited liability company, or its Subsidiaries.

“Tariff Filings” has the meaning set forth in Section 5.8.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.5(d).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Termination to the License Agreement” means that certain Termination Agreement in the form attached as Exhibit E hereto.

“TexNew Mex Contributed Assets” means the TexNew Mex Pipeline, together with all Contracts, Real Property, rights-of-way, easements, permits, Books and Records and other assets (other than Excluded Assets) which are necessary to and primarily used by WRSW and its Affiliates in connection with the ownership and operation of the TexNew Mex Pipeline.

“Tex NewMex Permits” has the meaning set forth in Section 3.8(a).

“TexNew Mex Pipeline” has the meaning set forth in the recitals.

“TexNew Mex Unit” has the meaning ascribed to such term in the Second A&R Partnership Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Amendment to the Pipeline and Gathering Services Agreement, the Termination of the License Agreement, the Second A&R Partnership Agreement and each of the other documents and certificates executed and delivered in connection with this Agreement and the transactions contemplated thereby.

“Transaction Taxes” has the meaning set forth in Section 2.5.

“Unaudited Financial Statements” has the meaning set forth in Section 3.13(a).

“Western” has the meaning set forth in the preamble to this Agreement.

“Western Indemnitees” has the meaning set forth in Section 7.1.

“WRCLP” means Western Refining Company, L.P., a Delaware limited partnership.

“WRP” has the meaning set forth in Section 2.1(b).

“WRSW” has the meaning set forth in the preamble to this Agreement.

“WRT” means Western Refining Terminals, LLC, a Delaware limited liability company.

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1 Contributions.

(a) On the terms and subject to the conditions of this Agreement, as of the time of execution of this Agreement (the “Effective Time”), WRSW hereby contributes, assigns, transfers and conveys to the Partnership all of its right, title and interest in and to the Contributed Assets, free and clear of all Liens other than Permitted Liens, in exchange for the consideration set forth in Section 2.2, and the Partnership accepts the contribution of the Contributed Assets.

(b) Immediately thereafter, (i) the Partnership shall contribute an undivided 99.9% interest in the Contributed Assets to WNRL Energy, LLC, a Delaware limited liability company (“OpCo”), and a 0.1% undivided interest in the Contributed Assets to WNRL Energy GP, LLC, a Delaware limited liability company (“OpCo GP”), (ii) OpCo GP shall contribute such 0.1% undivided interest in the Contributed Assets to OpCo, and (iii) OpCo shall contribute all of the Contributed Assets to Western Refining Pipeline, LLC, a New Mexico limited liability company and wholly-owned Subsidiary of the Partnership (“WRP”).

(c) Notwithstanding that the Parties agree that the contribution of the Contributed Assets will be effected as set forth in Section 2.1(a) and Section 2.1(b), the Partnership agrees that WRSW shall, on behalf of the Partnership and its Subsidiaries, transfer the Contributed Assets directly to WRP as contemplated by the Bill of Sale, Assignment and Assumption Agreement.

2.2 Consideration. In consideration for the contribution of the Contributed Assets, the Partnership shall: (a) pay to WRSW an amount of cash equal to $170 million (the “Cash Consideration”); (b) issue 80,000 TexNew Mex Units (the “New TexNew Mex Units”) to WRSW; and (c) issue 421,031 common units representing limited partner interests in the Partnership (the “New Common Units”) to WRSW.

2.3 Assumed Liabilities. As of the Effective Time, the Partnership hereby agrees, for itself and on behalf of the Partnership Group, to assume and to pay, discharge and perform as and when due, all Liabilities that arise out of, are associated with, are in respect of, or are incurred, in each case, at any time before, on and after the date of this Agreement, in connection with the ownership or operation of the Contributed Assets (collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, neither the Partnership nor any other member of the Partnership Group shall assume or be responsible to pay, perform or discharge (a) any Liability of WRSW or any of its Affiliates of any kind or nature whatsoever relating to or arising out of the Excluded Assets, (b) any Liability for Taxes that are the responsibility of Western pursuant to Section 5.5, (c) any Liability to the extent arising out of the breach by Western or WRSW of any of the covenants of Western or WRSW set forth in this Agreement, or (d) any Liability relating to or arising out of the failure to obtain the consents listed on Schedule 3.4(c) (collectively, the “Excluded Liabilities”). WRSW shall pay and satisfy in due course all Excluded Liabilities.

2.5 Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by Western and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The

Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WESTERN AND WRSW

Each of Western and WRSW hereby jointly and severally represents and warrants to the Partnership that the statements contained in this Article III are true and correct as of the date of this Agreement:

3.1 Organization and Existence.

(a) Each of Western and WRSW has been duly organized and is validly existing and in good standing under the laws of the State of Delaware or State of Arizona, as applicable, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b) Each of Western and WRSW is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authority and Approval; Enforceability. Each of Western and WRSW has the corporate power and authority to execute and deliver this Agreement and Western and each of its Subsidiaries has the corporate power and authority to execute and deliver any other Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of Western and WRSW of this Agreement and the execution and delivery by Western and each of its Subsidiaries of any other Transaction Document to which it is a party, the performance by Western or its applicable Subsidiary of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of Western, WRSW and any other applicable Subsidiary of Western. Each of this Agreement and any other Transaction Document to which Western, WRSW or any other Subsidiary of Western is a party constitutes, upon execution and delivery by Western or such applicable Subsidiary of Western, the valid and binding obligation of Western or such Subsidiary of Western, enforceable against Western or such Subsidiary of Western in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) (collectively, “Creditors’ Rights”).

3.3 No Conflict. Other than as set forth on Schedule 3.3, this Agreement, the other Transaction Documents to which Western, WRSW or any other Subsidiary of Western is a party, the execution and delivery hereof and thereof by Western, WRSW or any other Subsidiary of Western do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of Western or any of its Subsidiaries;

(b) conflict with any provision of any Law or Order applicable to Western or any of its Subsidiaries;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any payment, consent, authorization or approval under, or give others the right to terminate, any material indenture, mortgage, Lien or material Contract to which Western or any of its Subsidiaries is a party or by which any of them is bound or to which any of the Contributed Assets are subject;

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of Western or any of its Subsidiaries under any such material Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by Western or WRSW that is necessary or desirable for the ownership or operation of the Contributed Assets as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.4 Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”), no consent, approval, license, Permit, order, waiver, or authorization of, or registration, declaration, or filing (other than the Tariff Filings) with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to Western, any of its Subsidiaries or any of the Contributed Assets in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against Western or any of its Subsidiaries of its obligations under this Agreement or the other Transaction Documents; or

(c) immediately following the Effective Time, the ownership or operation by the Partnership and its Subsidiaries of the Contributed Assets;

except, in the case of clauses (a) and (b), as would not have, individually or in the aggregate, a Material Adverse Effect, and in the case of clause (c), as would not be materially adverse to the Partnership and its Subsidiaries, taken as a whole.

3.5 Laws and Regulations; Litigation. Except as set forth in Schedule 3.5, there are no pending or, to Western’s Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations, complaints, protests or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against Western or WRSW, or against or affecting the Contributed Assets or the ownership and operation of the Contributed Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that (i) would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Contributed Assets. None of the Contributed Assets is the subject of any violation of or default under any Law (other than Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it, other than any noncompliance which is not material to the Contributed Assets. No Litigation is pending or, to Western’s Knowledge, threatened to which Western or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.6 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) WRSW’s ownership and operation of the Contributed Assets is and, during the relevant time periods specified in all applicable statutes of limitations, has been in compliance with Environmental Laws, (ii) none of Western, WRSW or the Contributed Assets is the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Contributed Assets, (iii) Western and WRSW have received all Permits required of them under applicable Environmental Laws necessary to own and operate the Contributed Assets in the manner currently owned and operated by Western, (iv) Western and WRSW are in compliance with all terms and conditions of any such Permits, and (v) neither Western nor WRSW is subject to any pending or, to Western’s Knowledge, threatened Litigation under any Environmental Law with respect to WRSW’s ownership or operation of the Contributed Assets. No presence or release of Hazardous Materials is existing or occurring at or from the Contributed Assets for which applicable Environmental Law requires notice, investigation or response action or for which any material Liability would reasonably be expected. Western has provided or made available to the Partnership or its representatives any significant reports relating to environmental matters relating to the Contributed Assets that are in the possession or control of Western or WRSW and have been prepared within the past eight years.

3.7 Contributed Assets.

(a) The Contributed Assets and the services provided by Western and its Affiliates pursuant to the Omnibus Agreement, the Operational Services Agreement and the other assets of the Partnership are sufficient to own and operate the Contributed Assets and related business in a manner consistent with Western’s and WRSW’s ownership and operation of the Contributed Assets and related business as owned and operated during the prior twelve months or such shorter time period as the Contributed Assets have been operational.

(b) Schedule 3.7(b)-1 sets forth all of the real property owned or leased or held or otherwise used under a Required Right in connection with the ownership and operation of the Contributed Assets and constituting part of the Contributed Assets (collectively, the “Real Property”) and indicates whether such Real Property is owned, leased or held or used under a Required Right. Except as set forth in Schedule 3.7(b)-1, WRSW has, and as of the Effective Time, the Partnership or its Affiliate will have, good and indefeasible title in fee to all owned Real Property, a valid leasehold interests in all leased Real Property (which, for clarification, does not include Real Property held or used under a Required Right) and has the right to use all Real Property held or used under a Required Right, in each case, except as would not have a Material Adverse Effect. WRSW owns, leases or holds, and as of the Effective Time, the Partnership or its Affiliate will own, lease or hold, all such Real Property free and clear of any Liens except (i) those set forth in Schedule 3.7(b)-2, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles and (iv) other imperfections of title or encumbrances, that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or occupancy or materially impair the value of the Real Property as it is currently being used or occupied (the Liens described in clauses (i), (ii), (iii), and (iv) above, being referred to collectively as “Permitted Liens”).

(c) WRSW is not a party to, nor, to Western’s Knowledge, is bound by, any outstanding third party rights to purchase, lease or in any way acquire any of the owned Real Properties or interests therein (including without limitation any rights of first refusal, options or other similar right of any kind) nor has WRSW granted a possessory right or a right of occupancy with respect to the owned Real Property other than as disclosed by any matters of record.

(d) There is no pending, or, to Western’s Knowledge, threatened, Litigation relating to the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Other than as specifically set forth to the contrary on Schedule 3.7(b)-2, to Western’s Knowledge:

(i)	WRSW has, and as of the Effective Time, the Partnership or its Affiliate will have such consents, easements, rights-of-way, approvals, rights, Permits and licenses from all Governmental Authorities and other Persons as are sufficient to use the Real Property and operate the Contributed Assets and continue to carry out the operations associated therewith, in all material respects, substantially in the manner in which the Real Property and the Contributed Assets are currently used and operated (collectively, “Required Rights”);

(ii)	The Required Rights establish a continuous and contiguous right-of-way for the TexNew Mex Pipeline and grant WRSW, and as of the Effective Time, will grant the Partnership or its Affiliate, the right to use and operate the TexNew Mex Pipeline in, over, under or across the Real Property covered thereby in substantially the same manner in which a reasonably prudent owner and operator would use, operate and maintain similar pipelines, and in substantially the manner in which the TexNew Mex Pipeline is currently used and operated, except, in each instance, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)	WRSW has fulfilled and performed all its material obligations with respect to any Required Rights and no default or other event has occurred that allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any impairment of the rights of the holder of any Required Rights, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) WRSW has, and as of the Effective Time, the Partnership or its Affiliates will have, good title to all owned and valid interests in all tangible personal property included in the Contributed Assets, free and clear of all Liens, except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.8 Permits. Other than as specifically set forth to the contrary on Schedule 3.8, to Western’s Knowledge:

(a) WRSW holds or has a valid right to use (and as of the Effective Time, the Partnership or its Affiliate will hold or have a valid right to use) all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary or desirable for the ownership and operation of the Contributed Assets (the “TexNew Mex Permits”), each in compliance with applicable Laws, except for those the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) Western or WRSW has complied in all material respects with all terms and conditions of the TexNew Mex Permits; (ii) none of such TexNew Mex Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby; (iii) there is no outstanding written notice, nor to Western’s Knowledge, any other notice of revocation, cancellation or termination of any TexNew Mex Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) no Litigation is pending or, to Western’s Knowledge, threatened with respect to any alleged failure by Western or its Affiliates to have any TexNew Mex Permit necessary for the ownership and operation of the Contributed Assets or to be in compliance with such TexNew Mex Permits.

3.9 Insurance. Western or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets in such amounts, with such deductibles, and against such risks and losses as are, in their reasonable business judgment, reasonable for the Contributed Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or non-renewal has been received, or, to Western’s Knowledge, threatened, with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To Western’s Knowledge, the ownership and operation of the Contributed Assets have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.10 Brokerage Arrangements. Neither Western nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.11 Investment. Western is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). Western is not acquiring the New Common Units or New TexNew Mex Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. Western is familiar with investments of the nature of the New Common Units or New TexNew Mex Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units and New TexNew Mex Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units and New TexNew Mex Units, and is able to bear the economic risks of such investment. Western has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that Western deems necessary or advisable to evaluate the Partnership and the New Common Units and New TexNew Mex Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units and

New TexNew Mex Units, including its own estimate of the value of the New Common Units and New TexNew Mex Units. Western has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as Western deems adequate. Western acknowledges that the New Common Units and New TexNew Mex Units have not been registered under applicable federal and state securities laws and that the New Common Units and New TexNew Mex Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.12 Taxes.

(a) All Tax Returns that are required to be filed by or with respect to the Contributed Assets on or prior to the date of this Agreement (taking into account any valid extension of time within which to file) have been timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to the Contributed Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Western.

(c) Except as set forth on Schedule 3.12(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.12(a) or any Taxes of or with respect to the Contributed Assets are currently pending or have been proposed in writing or have been threatened.

(d) Except as set forth on Schedule 3.12(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Contributed Assets or any Tax Returns of or with respect to the Contributed Assets.

3.13 Financial Statements.

(a) Western has delivered to the Partnership (i) the unaudited consolidated balance sheets as of December 31, 2014 and unaudited consolidated statements of operations, cash flows and changes in division equity for the year ended December 31, 2014, in each case, with respect to the Contributed Assets (the “Unaudited Financial Statements”) and (ii) the unaudited consolidated balance sheet as of June 30, 2015 (the “Balance Sheet Date”) and unaudited consolidated statements of operations, cash flows and changes in division equity for the six months ended June 30, 2015, in each case, with respect to the Contributed Assets (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of Western and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of or attributable to the Contributed Assets as of the dates and for the periods stated in such Financial Statements.

3.14 Material Contracts.

(a) Set forth in Schedule 3.14(a) is a list, as of the date hereof, of each of the following Contracts to which Western or any of its Affiliates is a party related to the Contributed Assets or by which any of the Contributed Assets are bound (each a “Material Contract”):

(i)	any Contract related to the Contributed Assets that would limit the right of the Partnership or any of its Subsidiaries to engage in or compete in any geographical area;

(ii)	any Contract for Debt to which any of the Contributed Assets are bound;

(iii)	any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $250,000;

(iv)	any Contract relating to the acquisition or disposition of any assets or properties (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) entered into in the past five years requiring the payment of an amount in excess of $250,000;

(v)	any Contract under which WRSW is lessor or lessee of any Real Property;

(vi)	any Contract containing any preferential rights to purchase or similar rights relating to the Contributed Assets (other than the Omnibus Agreement);

(vii)	any Contract the primary purpose of which is to require Western or WRSW to indemnify or otherwise make whole any Person with an indemnification or make whole obligation having or reasonably expected to have a value in excess of $250,000;

(viii)	any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect;

(ix)	any Contract (or group of related Contracts with a single counterparty or, to Western’s Knowledge, Affiliated counterparties) not described in clause (i) through (x), that as of the date hereof, is reasonably expected to provide for revenues or commitments in an amount greater than $250,000 during any calendar year;

(x)	any Contract with any Governmental Authority (other than Permits);

(xi)	any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations);

(xii)	any other Contract included in the Contributed Assets other than purchase orders.

(b) Western has made available to the Partnership a correct and complete copy of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is legal, valid and binding on and enforceable against Western or its Affiliates, as the case may be, and to Western’s Knowledge, the counterparty thereto. Each Material Contract is in full force and effect, and none of Western or its Affiliates, as the case may be, or, to Western’s Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Western or its Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.15 No Adverse Changes. Except as set forth in Schedule 3.15, since the Balance Sheet Date:

(a) there has not been a Material Adverse Effect;

(b) the Contributed Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any damage to or destruction or loss of the Contributed Assets, whether or not covered by insurance, that individually or in the aggregate exceed $100,000;

(d) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the ownership or operation of the Contributed Assets, individually or in the aggregate, in excess of $100,000;

(e) there has been no acceleration or delay in the collection of any payment related to the ownership or operation of the Contributed Assets, individually or in the aggregate, in excess of $100,000; and

(f) there is no Contract to do any of the foregoing.

3.16 Management Projections. The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review of the Contributed Assets in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith and have a reasonable basis and are materially consistent with Western’s management’s current expectations regarding the Contributed Assets.

3.17 Absence of Undisclosed Liabilities. The Contributed Assets are not subject to any Liability that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Western and its consolidated Subsidiaries (including the notes thereto), except Liabilities that are (a) reflected in the Interim Financial Statements, (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (c) required to be incurred pursuant to this Agreement or the other Transaction Documents or otherwise in connection with the transactions contemplated hereby or thereby.

3.18 FERC and Common Carrier Requirements. WRSW is in material compliance with all obligations of a common carrier interstate pipeline under the Interstate Commerce Act, 49 U.S.C. app. § 1, et seq. (1988), with all applicable Laws and other requirements of Governmental Authorities with respect to the ownership and operation of the TexNew Mex Contributed Assets, and with all applicable orders and regulations of FERC that pertain to the ownership and operation of the Contributed Assets. No approval of FERC is required in connection with execution of this Agreement or the other Transaction Documents by Western or WRSW or, other than the Tariff Filings, the consummation by Western or WRSW of the transactions contemplated hereby and thereby.

3.19 No Other Representations or Warranties; Schedules. Except as set forth in this Article III, neither Western nor WRSW makes any other express or implied representation or warranty with respect to the Contributed Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership and the General Partner hereby jointly and severally represent and warrant to Western and WRSW that the statements contained in this Article IV are true and correct as of the Effective Time Date:

4.1 Organization and Existence.

(a) Each of the Partnership and the General Partner is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Partnership has all limited partnership power and authority to own the Contributed Assets.

(b) Each of the Partnership and the General Partner is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Partnership and the General Partner has the requisite power and authority to execute and deliver this Agreement and the Partnership, its Subsidiaries and the General Partner have the requisite power and authority to execute and deliver any other Transaction Document to which it is party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of the Partnership and the General Partner of this Agreement and the execution and delivery by each of the Partnership, its Subsidiaries and the General Partner of any other Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership, any applicable Subsidiary of the Partnership and the General Partner. Each of this Agreement and any other Transaction Document to which the Partnership, any applicable Subsidiary of the Partnership or the General Partner is a party constitutes, upon execution and delivery by the Partnership, any Subsidiary of the Partnership or the General Partner, as applicable, the valid and binding obligation of the Partnership, such applicable Subsidiary of the Partnership or the General Partner, as applicable, enforceable against the Partnership, such Subsidiary of the Partnership or the General Partner in accordance with its terms, except as such enforcement may be limited by Creditors’ Rights.

4.3 No Conflict. Other than as set forth on Schedule 4.3, this Agreement, the other Transaction Documents to which the Partnership, the General Partner or any other member of the Partnership Group is a party and the execution and delivery hereof and thereof by the Partnership, the General Partner or any other member of the Partnership Group do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of the Partnership, the General Partner or any other member of the Partnership Group;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, the General Partner or any other member of the Partnership Group;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Partnership, the General Partner or any other member of the Partnership Group is a party or by which any of them is bound;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Partnership, the General Partner or any other member of the Partnership Group under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by the Partnership, the General Partner or any other member of the Partnership Group that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

(f) except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

4.4 Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee that the consideration to be paid by the Partnership as consideration for the Contributed Assets pursuant to this Agreement is fair to the Partnership and the common unitholders of the Partnership (other than the General Partner and its Affiliates) from a financial point of view.

4.5 Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any Contract with any Person, other than the Financial Advisor (whose fees shall be paid by the Partnership), that would obligate Western or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.6 New Common Units and New TexNew Mex Units. The New Common Units and New TexNew Mex Units being issued in consideration for the contribution by WRSW of the Contributed Assets as provided by this Agreement, are duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Second A&R Partnership Agreement).

4.7 Available Funds. The Partnership has sufficient cash to enable it to make payment in immediately available funds of the Cash Consideration when due and any other amounts to be paid by it hereunder.

4.8 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, none of the Partnership nor the General Partner makes any other express or implied representation or warranty with respect to the New Common Units or New TexNew Mex Units or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

COVENANTS, ETC.

5.1 Financial Statements; Financing Cooperation. Western shall (i) prepare and deliver within the time periods required for the Partnership to comply with the filing requirements of the Commission one year of audited financial statements for the Contributed Assets and (ii) use its reasonable best efforts to cooperate in the preparation as soon as practicable of audited and unaudited historical financial statements for the Contributed Assets and pro forma financial statements of the Partnership. Western shall permit the Partnership and its representatives to contact Western’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare such financial statements, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. Western shall cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on the financial statements relating to the Contributed Assets. The Partnership shall be responsible for and shall pay for or reimburse Western for all our-of-pocket costs incurred by Western in connection with the external audit of any such financial statements (including reasonable accountants’ fees), provided, however, that Western shall be responsible for any and all out-of-pocket expenses associated with the preparation and delivery of any audited financial statements of the Contributed Assets required to be filed by the Partnership with the SEC pursuant to Item 3-05 of Regulation S-X. The obligations of Western under this Section 5.1 shall survive for three (3) years after the Effective Time.

5.2 Independent Investigation. Subject to Section 7.13, the Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Contributed Assets and upon the express written representations, warranties and covenants in this Agreement or the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, (A) THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER WESTERN NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III, AND WESTERN AND WRSW HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (B) EACH OF WESTERN AND WRSW ACKNOWLEDGES THAT NEITHER THE PARTNERSHIP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE IV, AND THE PARTNERSHIP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ASSETS.

5.3 Post-Effective Time Receivables and Payments.

(a) Should Western or any of its Subsidiaries receive any payments related to the Contributed Assets and attributable to accounts receivable that relate to the ownership and operation of the Contributed Assets after the Effective Time, then Western shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to the Partnership. Should the Partnership or any of its Subsidiaries receive any payments related to the

Contributed Assets and attributable to accounts receivable that relate to the ownership and operation of the Contributed Assets on or prior to the Effective Time, then the Partnership shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to Western.

(b) If any demand is made on Western or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the ownership or operation of the Contributed Assets after the Effective Time, then the Partnership shall be responsible for the same. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Contributed Assets on or prior to the Effective Time, then Western shall be responsible for the same.

5.4 Further Assurances.

(a) The Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof or thereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

(b) Western and WRSW shall cooperate and use their respective commercially reasonable efforts to assist WRP and the Partnership in making any claims under any of the Contracts assigned to WRP as part of the contribution of the Contributed Assets.

5.5 Tax Covenants.

(a) The Parties agree that Western shall bear the liability for any Taxes imposed on or incurred by or with respect to the Contributed Assets for any taxable period or portion therefore ending on or prior to the Effective Time. The Parties further agree that the Partnership shall bear the liability for any Taxes imposed on or incurred by or with respect to the Contributed Assets for any taxable period or portion therefor beginning after the Effective Time.

(b) The Parties agree that whenever it is necessary for purposes of this Section 5.5 to determine the amount of any Taxes imposed on or incurred by or with respect to the Contributed Assets for a taxable period beginning before and ending after the Effective Time (a “Straddle Period”) which is allocable to the portion of the Straddle Period ending on or before the Effective Time, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Effective Time constitutes a separate taxable period applicable to WRSW and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Time that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Effective Time ratably on a per diem basis).

(c) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Effective Time with respect to the Contributed Assets, the Partnership shall cause such Tax

Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Western, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Western the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Effective Time pursuant to Section 5.5(a)).

(d) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of income described pursuant to this Section 5.5, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Western will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Assets relating to any taxable period from the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Western each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

5.6 Consents.

(a) Western shall use reasonable best efforts to obtain the Consents listed on Schedule 3.4 at its sole cost and expense, and, upon receipt of such Consents, shall, if necessary, execute an assignment and assumption agreement with customary terms.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Contributed Asset (including any Contract) as part of the contribution of the Contributed Assets to the Partnership would be a violation of applicable Law, or require any Consent that has not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of that Contributed Asset shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. Notwithstanding the foregoing, any such Contributed Asset shall continue to constitute Contributed Assets for all other purposes of this Agreement.

(c) If any transfer or assignment of any Contributed Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 5.6(b) or for any other reason, then, insofar as reasonably possible, Western or its applicable Subsidiary retaining such Contributed Asset shall thereafter hold such Contributed Asset for the use, benefit and/or burden of the Partnership (at the expense of Western and for the account of the Partnership) until such time as such transfer or assignment can be completed; provided, however, that Western or its applicable Subsidiary shall hold such Contributed Asset for the use, benefit and/or burden of the Partnership at Western’s expense if the reason the transfer or assignment is not consummated is the failure to obtain any Consent. In addition, Western or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Contributed Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Partnership in order to place the Partnership in a substantially similar position as if such Contributed Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Contributed Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Contributed Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Partnership.

5.7 Permits. To the extent that any TexNew Mex Permit is nontransferable and must be reissued, Western shall, and shall cause its Affiliates to, use, reasonable best efforts to assist the Partnership and its Affiliates in having such TexNew Mex Permits reissued.

5.8 Tariff Filings and Interconnections. WRSW shall make such timely filings with FERC as required by applicable Laws to cancel WRSW’s common carrier services on the TexNew Mex Pipeline that are current subject to FERC tariffs. The Partnership shall, or shall cause an Affiliate to, make such timely filings with FERC as required by applicable Laws to adopt the WRSW tariffs for rates and terms of service on the TexNew Mex Pipeline. Such tariff filings called for this Section 5.8 by both WRSW and the Partnership are collectively the “Tariff Filings”, and WRSW and the Partnership shall use reasonable efforts to ensure that the Tariff Filings are effective and not subject to further review by FERC within thirty (30) days of the date of this Agreement. From and after the date of this Agreement, Western and WRSW shall (i) maintain all current interconnections for the flow of crude oil from and/or to their facilities, from and/or to the Contributed Assets, and (ii) maintain all current services for the transportation of crude oil to or from such interconnections, unless and until otherwise agreed by the Partnership.

5.9 Operational Services Agreement. The Parties agree that, as requested by the Partnership, WRSW and WRCLP shall provide employee services to the extent requested by the Partnership for the Partnership to operate the TexNew Mex Pipeline and the Star Lake Storage Tank in accordance with the terms and conditions of the Operational Services Agreement.

ARTICLE VI

DELIVERIES

6.1 Deliveries by Western. Concurrently with the delivery of this Agreement, Western is delivering (or causing to be delivered) the following:

(a) a counterpart to the Bill of Sale, Assignment and Assumption Agreement, duly executed by WRSW;

(b) a counterpart to the Amendment to the Pipeline and Gathering Services Agreement, duly executed by WRCLP and WRSW;

(c) a counterpart to the Termination of the License Agreement, duly executed by WRSW;

(d) an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that WRSW is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder;

(e) counterparts of conveyances of the Contributed Assets, in forms reasonably acceptable to Western and the Partnership (the “Conveyances”), in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by WRSW; and

(f) the Books and Records; and

(g) such other documents, certificates and other instruments (to the extent Western, WRSW or any of their respective Subsidiaries is a party thereto) provided for by this Agreement.

6.2 Deliveries by the Partnership. Concurrently with the delivery of this Agreement, the Partnership and the General Partner is delivering (or causing to be delivered) the following:

(a) the Cash Consideration, by wire transfer of immediately available funds to an account specified by Western;

(b) the New Common Units, by issuance of such New Common Units (in book-entry form) to WRSW, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Western;

(c) the New TexNew Mex Units, by issuance of such New TexNew Mex Units (in book-entry form) to WRSW, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Western;

(d) a counterpart to the Bill of Sale, Assignment and Assumption Agreement, duly executed by WRP;

(e) the Second A&R Partnership Agreement, duly executed by the General Partner;

(f) a counterpart to the Amendment to the Pipeline and Gathering Services Agreement, duly executed by WRP;

(g) a counterpart to the Termination of the License Agreement, duly executed by WRP;

(h) counterparts to the Conveyances, duly executed by WRP; and

(i) such other documents, certificates and other instruments (to the extent the Partnership, the General Partner or any of their respective Subsidiaries is a party thereto) provided for by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Western and Other Parties. From and after the date of this Agreement, subject to the other provisions of this Article VII, the Partnership shall indemnify and hold Western and its Controlled Affiliates, directors, officers, employees, agents and representatives (together with Western, the “Western Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims, demands, assertions, actions, proceedings and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Western Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Partnership or the General Partner in this Agreement,

(b) any breach of any agreement or covenant under this Agreement on the part of the Partnership, or

(c) any of the Assumed Liabilities, except in the case of this clause (c), to the extent arising out of the breach by Western or WRSW of any of the representations, warranties or covenants of Western or WRSW set forth in this Agreement.

7.2 Indemnification of the Partnership and other Parties. From and after the date of this Agreement, subject to the other provisions of this Article VII, Western shall indemnify and hold the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of Western or WRSW in this Agreement,

(b) any breach of any agreement or covenant in this Agreement on the part of Western or WRSW, or

(c) any of the Excluded Liabilities.

7.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

7.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 7.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

7.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

7.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

7.7 Reimbursements. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) received by the other party related to the Damages (net of any costs of recovering such reimbursements).

7.8 Limitations on Indemnification.

(a) (i) To the extent the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Fundamental Representations or for breaches of the representations or warranties in Section 3.4(c) or Section 3.6) or Section 7.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, Western or the Partnership, as the case may be, shall not be liable for those Damages unless the aggregate amount of Damages exceeds $1,800,000 (the “Deductible”), and then only to the extent of any such excess and (ii) to the extent the Partnership Indemnitees are entitled to indemnification for Damages for breach of the representations or warranties in Section 3.6, Western shall not be liable for those Damages unless the aggregate amount of Damages exceeds $900,000 (the “Environmental Deductible”); provided, however, that no indemnified party shall submit a claim for indemnification to the indemnifying party unless the Damages in respect of such claim (or series of related claims) exceeds $50,000 (each such claim (or series of related claims) with Damages that does not exceed $50,000, a “De Minimis Claim”) until the amount of all De Minimis Claims exceeds $250,000 in the aggregate, after which all De Minimis Claims shall be applied to the Deductible (or, if applicable, the Environmental Deductible,) from the first dollar (not just the amount in excess of $250,000); provided, further, that Western or the Partnership shall not be liable for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 7.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, that exceed, in the aggregate, $18,000,000 (the “Cap”).

(b) Notwithstanding clause (a) above, to the extent the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, in the case of the Partnership Indemnitees, Damages for breach of the representations or warranties in Section 3.12), Western or the Partnership, as the case may be, shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, Western shall be fully liable for Damages pursuant to Section 7.2(b) or 7.2(c) and for breaches of Fundamental Representations without regard to the Deductible, the Environmental Deductible, or the Cap and for Damages for breaches of the representations and warranties in Section 3.4(c) without regard to the Deductible, the Environmental Deductible or application of any De Minimis Claim threshold, and the Partnership shall be fully liable for Damages pursuant to Section 7.1(b) or 7.1(c) and for breaches of Partnership Fundamental Representations without regard to the Deductible or the Cap.

7.9 Survival.

(a) The liability of Western for the breach of any of the representations and warranties of Western or WRSW set forth in Article III other than the Fundamental Representations and the matters set forth in Section 3.4(c) (Certain Consents), Section 3.6 (Environmental) and Section 3.12 (Taxes) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is eighteen (18) months after the date of this Agreement, and the liability of Western for the breach of the representations and warranties of Western or WRSW set forth in Section 3.4(c) or Section 3.6 shall be limited to claims for which the Partnership delivers written notice to Western on or before the third anniversary of the date of this Agreement. The liability of Western for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.12) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of Western for claims pursuant to Section 7.2(b) or 7.2(c) or for breach of Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(b) The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which Western delivers written notice to the Partnership on or before the date that is three years after the date of this Agreement. The liability of the Partnership for claims pursuant to Section 7.1(b) or 7.1(c) and for breaches of Partnership Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(c) Notwithstanding Sections 7.9(a) and 7.9(b), if the Partnership or Western, as applicable, delivers written notice in reasonable detail to the other party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

7.10 Sole Remedy. No Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such

Transaction Documents)). THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER TEXAS UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

7.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP, THE GENERAL PARTNER, WESTERN AND WRSW ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

7.12 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VII as adjustments to the Cash Consideration for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

7.13 Knowledge. The Partnership Indemnitees’ and the Western Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

7.14 Materiality. For purposes of this Article VII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect contained therein (other than the representations and warranties contained in Section 3.15(a)).

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

8.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Western or WRSW, addressed to:

Western Refining Inc. (or applicable Subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: President – Refining and Marketing

Facsimile: 602-683-5736

With a copy to:

Western Refining, Inc. (or applicable Subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

If to the Partnership or the General Partner, addressed to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Senior Vice President – Operations

Facsimile: 602-683-5737

With a copy to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

8.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 8.4, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

8.4 Arbitration. Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 8.4. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 8.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Houston, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

8.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

8.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

8.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VII or Article VIII contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

8.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

8.10 Interpretation.

(a) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d) References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h) Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

8.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.13 Determinations by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the pursuant to Article VII, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC,
its general partner

By:	/s/ Jeff A. Stevens
Name:	Jeff. A. Stevens
Title:	President and Chief Executive Officer

WESTERN REFINING LOGISTICS GP, LLC

By:	/s/ Jeff A. Stevens
Name:	Jeff A. Stevens
Title:	President and Chief Executive Officer

Signature page to Contribution Agreement